                      COLONIAL ADJUSTABLE RATE US GOVERNMENT FUND
                              FUND YIELD CALCULATION
                             (CALENDAR MONTH-END METHOD)
                         30-DAY BASE PERIOD ENDED 8/31/96


                                                  6
                        FUND YIELD = 2 ----- +1  -1
                                            c-d

                                                                             ADJUSTED
                                                                 YIELD         YIELD*
           a = dividends and interest earned during
               the month ................................       $54,069         $54,069

           b = expenses (exclusive of distribution fee)
               accrued during the month..................         4,375          16,425

           c = average dividend shares outstanding
               during the month .........................     1,095,633       1,095,633

           d = class A maximum offering price per share
               on the last day of the month .............        $10.15          $10.15


                CLASS A YIELD ...........................          5.43%           4.10%
                                                                   =======         =======

                CLASS B YIELD ...........................          4.93%           3.56%
                                                                   =======         =======

                CLASS C YIELD ...........................          5.45%           4.08%
                                                                   =======         =======

                * Without voluntary expense limit.